1800 N Route Z, Suite A
Columbia, MO 65202
(800) 338-9585
NASDAQ: AOUT

Contact:

Liz Sharp, VP, Investor Relations

lsharp@aob.com

(573) 303-4620

American Outdoor Brands Announces

Postponement of 2024 Annual Meeting

Revised Proxy Statement Will Include Proposal to Eliminate Supermajority Voting Requirements

Company Reinforces Commitment to Strong Corporate Governance Practices

COLUMBIA, Mo., September 20, 2024 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an innovation company that provides product solutions for outdoor enthusiasts, today announced that it will postpone its 2024 Annual Meeting of Stockholders. The meeting is being delayed so that the Company can file a revised proxy statement to include a binding proposal to approve amendments to its certificate of incorporation to eliminate supermajority voting requirements for amendments to its certificate of incorporation and bylaws.

The Company issued the following statement:

“The Company values constructive feedback from stockholders and welcomes their input. It is also committed to strong corporate governance practices as indicated by its voluntary declassification of the Board of Directors in 2021 and the submission to stockholders of a binding proposal to eliminate the supermajority voting requirements in its certificate of incorporation in 2022, which proposal did not receive the requisite stockholder vote for approval. After careful consideration of the vote at the 2023 Annual Meeting on the non-binding stockholder proposal to eliminate the supermajority voting requirements from our certificate of incorporation, the disclosure contained in the proxy statement for that meeting, and additional stockholder feedback, the Company has decided to file a revised proxy statement for its 2024 Annual Meeting to include a binding proposal to eliminate this supermajority voting requirement so that stockholders can once again decide whether they would like to eliminate these requirements.”

The Company intends to file a revised proxy statement in the coming weeks. All proxies previously submitted by stockholders and any votes previously cast for the proposals at the 2024 Annual Meeting of Stockholders will be disregarded. Stockholders are encouraged to review the revised proxy statement and vote on the revised proxy card once they become available. No stockholder action is requested at this time.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an innovation company that provides product solutions for outdoor enthusiasts, including hunting, fishing, camping, shooting, outdoor cooking, and personal security and personal defense products. The Company produces innovative, high quality products under brands including BOG®; BUBBA®; Caldwell®; Crimson Trace®; Frankford Arsenal®; Grilla Grills®; Hooyman®; Imperial®; LaserLyte®; Lockdown®; MEAT!TM; Old Timer®; Schrade®; Tipton®; Uncle Henry®; ust®; and Wheeler®. For more information about all the brands and products from American Outdoor Brands, Inc., visit aob.com.